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                                                                  EXHIBIT (c)(6)

                         AMENDMENT TO RESTRICTED STOCK
                           AWARD AGREEMENT UNDER THE
                 INSTRON CORPORATION 1992 STOCK INCENTIVE PLAN

Name of Grantee:
Number of Shares of Restricted Stock:
Purchase Price Per Share:                                                      $0.00

Grant Date:                                                                   , 1997

Final Acceptance Date:                                                        , 1997

     WHEREAS, the respective general partner and Boards of Directors of Kirtland Capital Partners III, L.P., an Ohio limited partnership, ISN Acquisition Corporation, a Massachusetts corporation ("MergerCo."), and Instron Corporation (the "Company") have approved the merger of MergerCo. into the Company in accordance with the Massachusetts Business Corporation Law (the "Merger"); and

     WHEREAS, the Company wishes to amend the Restricted Stock Award ("Award") described above pursuant to Section 13 of the Instron Corporation 1992 Stock Incentive Plan, as amended through the date hereof (the "Plan");

     NOW, THEREFORE, pursuant to Section 13 of the Plan, the Company hereby amends the Award to the Grantee named above as follows:

     1. Effective upon the consummation of the merger of ISN Acquisition Corporation into the Company, the number of shares of Restricted Stock covered by the Award shall be [2/10 of the original award].

     2. Paragraph 2 (c) of the Award is amended to read as follows:

          (c) If the Grantee's employment with the Company and/or its Subsidiaries is voluntarily terminated other than for Good Reason or involuntarily terminated by the Company for Cause prior to vesting of the shares of Restricted Stock granted herein, such unvested shares of Restricted Stock shall be forfeited and returned to the Company unless the Committee, in its sole discretion, determines to waive such forfeiture. The Committee must exercise such right of waiver of forfeiture by written notice to the Grantee or the Grantee's legal representative not later than 60 days following such termination of employment.

     For purposes of this Award, "Cause" shall mean:

          (i) a willful act of dishonesty by the Executive with respect to any matter involving the Company or any Subsidiary or Affiliate of the Company, or

          (ii) conviction of the Executive of a crime involving moral turpitude, or

          (iii) the gross or willful failure by the Executive to substantially perform the Executive's duties with the Company.

     For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive without reasonable belief that the Executive's act, or failure to act, was in the best interests of the Company and its Subsidiaries. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the

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affirmative vote of not less than two-thirds of the entire membership of the
Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given a reasonable opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii) or (iii) above, and specifying the particulars thereof in detail.

     For purposes of this Agreement "Good Reason" shall mean the occurrence of any of the following events:

          (i) failure to maintain the Executive in an executive position with duties and responsibilities in the aggregate normally associated with an executive at the Company at a vice president level or higher, the Executive's title is reduced to below a vice president or, except for the Treasurer of the Company, the Executive is no longer a member of the Executive Committee of the Company; or

          (ii) a reduction in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all or substantially all management employees; or

          (iii) the relocation of the Company's offices at which the Executive is principally employed immediately prior to the date of a Change in Control to a location more than fifty (50) miles from such offices, or the requirement by the Company for the Executive to be based anywhere other than the Company's offices at such location, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control; or

          (iv) the failure by the Company to pay to the Executive any portion of his compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within the later of fifteen (15) days of the date such compensation is due or five (5) days after notice is actually received by the Company from the Executive of such failure, without prior written consent of the Executive.

     3. Paragraph 3 of the Award is amended to read as follows:

          3. VESTING OF RESTRICTED STOCK. The restrictions and conditions in Paragraph 2 of this Agreement shall lapse on May 14, 2004 (the "Vesting Date"); provided, however, that the vesting of such shares of Stock shall accelerate automatically on the date (if any) on which the Company receives a report from its independent auditors regarding the audit of the Company's financial statements, which financial statements reflect that the Company's EBITDA (as defined below) for any four consecutive quarters was at least $26,900,000. For purposes of this Agreement, "EBITDA" means the Company's consolidated net income as reflected in its consolidated financial statements for the relevant period, excluding any extraordinary gains or losses, and increased by the amount reflected in such financial statements as expenses incurred for interest, taxes, depreciation, amortization of any intangible assets and amortization of financing or related fees. Subsequent to such Vesting Date or acceleration (as the case may be), the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock. The Committee also may at any time, in its discretion, accelerate the vesting schedule specified in this Paragraph 3. In the event of a Change of Control of the Company as defined in Section 15 of the Plan, any restrictions and conditions on shares of Stock subject to this Award shall be deemed waived by the Committee, and such shares shall automatically become fully vested; provided, however, that in the event of a Change of Control of the Company as a result of the approval by shareholders of the Company of the merger of ISN Acquisition Corporation into the Company, any restrictions and conditions on shares of Stock subject to this Award shall be deemed waived by the Committee only as to [
     ( 1) ]     shares of Stock, and the remaining [ (2) ]     shares of Stock
     subject to this Award shall be subject to the preceding sentences of this Paragraph 3.

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     4. A new paragraph 9 is added to the Award to read as follows:

          9. This Award is subject to the terms and conditions of the Stockholders Agreement (as defined in the Plan).
                                          INSTRON CORPORATION

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

[NOTE:

                            NAME                               (1)       (2)
                            ----                              ------    ------
McConnell...................................................  38,000    12,000
Andersen....................................................  23,665     1,335
Barrett.....................................................  22,711     2,289
Burr........................................................  23,355     1,645
Gharagozou..................................................  19,690     5,310
Hindman.....................................................  22,239     2,761

                                                                               ]

     The foregoing Amendment to Restricted Stock Award Agreement is hereby accepted and the terms and conditions thereof are hereby agreed to by the
undersigned as of                     , 1999.

                                   ---------------------------------------------
                                   Grantee:

                                   ---------------------------------------------

                                   ---------------------------------------------

                                   ---------------------------------------------

                                   ---------------------------------------------

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